EXHIBIT 1

                            HUSIC CAPITAL MANAGEMENT
                                 CODE OF ETHICS

                APRIL 15, 1996, AS AMENDED THROUGH MARCH 31, 2009

                                  INTRODUCTION

Set forth below is the Code of Ethics (the "Code") adopted by Husic Capital Management (the "Adviser") in compliance with the requirements of the applicable Federal Securities Laws. The Adviser is registered as an investment adviser with the Securities and Exchange Commission (the "SEC"). The Code, in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended, (the "Advisers Act") and Rule 17j-1 of the Investment Company Act, as amended (the "Investment Company Act") is based on the principle that the officers, partners, directors, members and employees of the Adviser (collectively, the "Employees") owe a fiduciary duty to all client accounts under the management of the Adviser (the "Clients") to conduct their affairs, including personal securities transactions, in such a manner as to avoid: (i) putting their own personal interests ahead of the Adviser's Clients; and (ii) any actual or potential conflicts of interest between the interests of the Adviser and/or its Employees and the interests of the Adviser's Clients. The Adviser has also adopted and intends to enforce the general principles that Employees are not to take inappropriate advantage of their positions; that information concerning the identity of security holdings and financial circumstances of Clients is confidential; and that independence in the investment decision-making process is paramount. Employees are also responsible for adhering to the fiduciary standards owed to Clients, in accordance with Section 1.3 of the Compliance Manual. Likewise, all Employees must comply with Chapter VII concerning employee prohibited practices, and
Section IX of the Compliance Manual, concerning insider trading. Failure to comply with the Code and/or the aforementioned Compliance Manual may result in disciplinary action, including termination of employment.

The original effective date of the Code of Ethics is April 15, 1996, as last amended as of March 31, 2009. Please direct any questions to the Chief Compliance Officer, Susan Freund (the "CCO").

                                 CODE OF ETHICS

I. DEFINITIONS

1. An "approval" of otherwise prohibited activities by the CCO or other designated individual shall in all cases be based upon a determination that such approval would be consistent with the interests of the Clients and would involve no actual or potential conflict of interest.

2. A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated to the Adviser's Chief Investment Officer for approval.

3. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Employee has or acquires. "Beneficial ownership" is generally understood to include those Securities from which a person enjoys some economic benefits which are substantially equivalent to ownership, regardless of who is the registered owner.

4. A "Covered Security" means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

      (i)   Direct obligations of the Government of the United States;

      (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements; and

      (iii) Shares issued by registered open-end investment companies, unless managed by the Adviser or an affiliate of the Adviser.

5. "Federal Securities Laws" means: (1) the Securities Act of 1933, as amended ("Securities Act"); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Investment Company Act; (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

6. "Initial Public Offering" means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

7. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

8. The definition of "Personal Account" includes each and every account (other than a Client account) for which an Employee influences or controls investment decisions. An account for the benefit of any of the following will be presumed to be a "Personal Account" unless the Employee and the CCO otherwise agree in writing.

      o     An Employee of the Adviser.

      o     The spouse of an Employee.

      o Any child under the age of 22 of an Employee, whether or not residing with the Employee.

      o Any other dependent of an Employee residing in the same household with the Employee.

      o     Any other person residing in the same household as the Employee.

      o Any other account in which an Employee has a direct or indirect beneficial interest (E.G., an account for a trust, estate, partnership or closely held corporation in which the Employee has a beneficial interest).

      If an Employee certifies in writing to the CCO that (i) the certifying Employee does not influence the investment decisions for any specified account of such spouse, child or dependent person and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided; the CCO, may determine that such an account is not an Employee's "Personal Account."

9. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a Security.

10. "Security" shall include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

II. PROHIBITED TRANSACTIONS BY EMPLOYEES

1. It is a basic policy of the Adviser that no Employee should be permitted to profit from the securities activities of the Clients or the Adviser. Accordingly, no such person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transactions acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:

      (i)   is being considered for purchase or sale by any Client; or

      (ii)  is being purchased or sold by any Client.

2. No Employee shall disclose to persons not employed by the Adviser the securities activities engaged in or considered for the Clients.

3. No Employee shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Adviser.

For purposes of this provision II.3., the following gifts from broker-dealers or other persons providing services to the Adviser will not be considered to be in violation of this provision:

      (i) an occasional meal below the value of $100 and consumed with the broker-dealer or service provider present;

      (ii) an occasional ticket to a sporting event, a theater or comparable entertainment below the value of $100 and attended with the broker-dealer or service provider also in attendance; or

      (iii) a typical holiday gift below the value of $100.

Receipt of any of the above gifts must be disclosed on the Quarterly Code of Ethics Questionnaire. Any item or service not listed above must be pre-approved by the CCO and will only be approved if its value is below $100 and is reasonable and comparable to the items or services listed above.

4. No Employee may acquire Beneficial Ownership of any Security in an Initial Public Offering. This prohibition does not apply to purchases of Securities after they begin trading in the secondary market.

5. No Employee may acquire Beneficial Ownership of any Security in a Limited Offering, without the prior approval of the CCO. Any Employee authorized to purchase Securities in a Limited Offering shall disclose that investment to the CCO when such an Employee plays a part in the subsequent consideration of an investment in the issuer for any Client. In such circumstances, a decision to purchase Securities of the issuer shall be subject to independent review and approval by the CCO. If the CCO has a personal interest in the issuer, then such review and approval shall be conducted by the Chief Investment Officer.

6. No Employee may serve as an officer or a member of the board of directors of any publicly traded company, without the prior authorization of the CCO and the Chief Investment Officer.

7. No Employee may be employed by or receive monetary gain or compensation in any form from a source outside of the Adviser, including companies or entities established by an Employee or a member of an Employees' household or family without prior consent of the Adviser.

III. PROHIBITED CLIENT TRANSACTIONS

The Adviser shall not invest on behalf of a Client in a Security of an issuer of which an Employee of the Adviser is an officer, director, or the owner of more than 5% of its outstanding Securities, without prior written approval of the CCO.

IV. EXEMPTED TRANSACTIONS

The prohibitions of Section II (other than Sections II.5. and II.6.) and III of this Code shall not apply to:

1. Purchases and sales of units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated registered open-end investment companies (E.G., variable insurance products);

2. Purchases or sales in direct obligations of the Government of the United States, (e.g., treasury securities);

3. Purchases or sales of money market instruments including bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

4. Purchases or sales for a Personal Account, which are non-volitional on the part of the Employee;

5. Purchases for a Personal Account, which are part of an automatic dividend reinvestment plan;

6. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired; and

7. Purchases or sales, which receive the prior approval of the CCO because, in the CCO's judgment:

      (i)   they are unlikely to be harmful to a Client;

      (ii)  they would be very unlikely to affect a highly institutional market;

      (iii) they clearly are not related economically to the Securities to be purchased, sold or held by the Client; or

      (iv) they are purchases or sales of less than 1000 shares in a one month period of a Security from an issuer with a market capitalization of $10 billion or greater.

      Employees should consult the CCO if there are any questions about whether one of the exceptions listed above applies to a given transaction. The CCO may maintain a "Restricted List" of Securities in which the Employees may not trade.

V. PERSONAL SECURITIES TRADING/RESTRICTIONS

1. All Employees shall receive prior approval by submitting to the CCO an "Intention to Execute Employee Personal Trades" form before purchasing or selling Securities. An Employee must place the trade on the same day he or she was granted approval, subject to compliance with the provisions of this Section V. The CCO must give such approval in writing, prior to the trade being executed. The personal trading of the CCO will be approved by another member of the Senior Management Committee.

2. Subject to the CCO's prior written approval, all trades of a Security for an Employee's Personal Account may be blocked with trades of the same Security for one or more Client accounts, and such Employee's and Clients' accounts will receive the average price of the blocked trades. If the number of Securities that may be traded within a desired price range is limited, allocation to an Employee's Personal Account may be reduced or eliminated entirely to the extent necessary to execute all trades desired to be placed for all participating Client accounts.

3. Unless Section V.2. of this Code applies, an Employee may not purchase or sell a Security within three (3) calendar days before and after a Client's account trades in that Security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement. Exceptions may be made for trades by Employees within three (3) days after a Client's account has traded in that Security or if it is a de minimis trade by an Employee (less than 1000 shares of a Security from an issuer with a market cap of $10 billion or greater).

4. An Employee may not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within thirty (30) calendar days. Any profits realized on such short-term trades shall be subject to disgorgement. This thirty (30) day holding period only applies to Securities held or being considered for purchase for a Client's account.

VI. REPORTING

1. All new Employees shall provide to the CCO completed "Statement of Personal Accounts" and "Initial Holdings Report" forms within ten (10) days of hire disclosing all Employee's personal account information and a complete list of personal securities holdings. Such reports must be current as of forty five (45) days before a new Employee's start of employment and must contain the following information:

      (i) the title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Employee has any direct or indirect Beneficial Ownership;

      (ii) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee's direct or indirect benefit.; and

      (iii) the date the Employee submits the report.

      Brokerage statements containing all required information may be substituted for the Initial Holdings Report if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, an Employee may submit an Initial Holdings Report containing the missing information as a supplement to the statement or confirmation.

2. All Employees shall disclose to the Adviser's CCO all personal securities trades by providing duplicate copies of broker confirmations and statements, and by submitting the "Quarterly Personal Transaction Report." The Quarterly Personal Transaction Reports are distributed by the CCO on the first business day following the end of each calendar quarter and must be completed and returned by all Employees within ten (10) days of receipt for prompt review by the CCO. The Quarterly Personal Transaction Report must cover all transactions during the prior calendar quarter. The Quarterly Personal Transaction Report requires an Employee to provide a "negative report" if he or she did not have any transactions during that quarter.

3. Annually, every Employee shall disclose a complete list of personal securities holdings as of the end of the applicable calendar year, in an Annual Holdings Report, and must provide it to the CCO within thirty (30) days of such calendar year end. Annual Holdings Reports must be current as of a date no more than forty five (45) days prior to the date the report was submitted and must contain the same information as is required for the Initial Holdings Report as provided in Section VI.1. of this Code.

      Every Employee shall also certify annually that:

      (iv) he or she has received, read and understands the Code and any amendments thereto;

      (v)   he or she has complied with the requirements of the Code; and

      (vi) he or she has reported all personal transactions as required by the Code.

4. Every Employee shall report to the Adviser's CCO with respect to transactions in any Security as required by the applicable Federal Securities Laws.

VII. SANCTIONS AND VIOLATION REPORTING

Upon discovering a violation of this Code, the Adviser may impose such sanctions, as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

All Employees are required to report violations and suspected violations of any Federal Securities Law or the Code to the CCO or the Chief Investment Officer. This includes violations of the fiduciary standards owed to Clients, in accordance with Section 1.3 of the Compliance Manual, violations of Chapter VII concerning Employee prohibited practices, and violations of Section IX of the Compliance Manual, concerning insider trading. Such violation reports will be treated confidentially to the extent permitted by law and investigated promptly. Employees may also submit violation reports anonymously.

VIII. RETENTION OF RECORDS

This Code, a copy of each report filed by Employees, any written report relating to the interpretation of the Code, or violations thereunder, and lists of all persons currently or within the past five (5) years, who are or were required to make reports or who were responsible for reviewing such reports, shall be preserved with records of the Adviser in the Adviser's office for two (2) years, and then in an easily accessible location for three (3) additional years.